Exhibit 99.1

                         Avatar Reports 2003 Results

    CORAL GABLES, Fla., March 11 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) today reported net income for 2003 of $18,463,000 on revenues of $253,008,000, compared with net income for 2002 of $5,627,000 on revenues of $190,251,000.

    Net income of $18,463,000 includes a tax benefit of $8,554,000 resulting from a tax credit of $8,639,000 as the result of the elimination of certain income tax reserves, a tax credit of $4,000,000 as a result of a reduction to the valuation allowance for deferred income taxes and income tax expenses of $4,085,000. For the year ended December 31, 2003, pre-tax income from operations was $9,909,000.

    The following table summarizes selected primary and active adult homebuilding data for 2003, 2002 and 2001.

    Closings                           2003            2002          2001
     Number of Units                  1,193             926           764
     Aggregate Dollar Volume   $223,991,000    $160,354,000  $117,213,000
     Average Price Per Unit        $187,800        $173,200      $153,400

    Contracts Signed
     Number of Units                  1,758           1,201           909
     Aggregate Dollar Volume   $349,371,000    $219,011,000  $153,442,000
     Average Price Per Unit        $198,700        $182,400      $168,800

    Backlog
     Number of Units                  1,378             813           538
     Aggregate Dollar Value    $291,766,000    $166,386,000  $107,729,000
     Average Price Per Unit        $211,700        $204,700      $200,200

    Sales for 2003 include 503 contracts for single-family homes at Solivita, Avatar's Central Florida active adult community, 792 contracts for single-family homes at the Central Florida community of Poinciana, 331 contracts for single-family homes at Bellalago, adjacent to Poinciana, 31 contracts for single-family homes at Cory Lake Isles in Tampa, Florida, 74 contracts for single-family homes at Rio Rico, Arizona, and 27 contracts for single-family homes at Harbor Islands in Hollywood, Florida.

    At Harbor Islands 20 units remained for sale as of December 31, 2003, which Avatar anticipates will be sold during 2004. Avatar anticipates that closings of all units at Harbor Islands will be completed during 2005.

    Avatar is an equity partner in a joint venture for development and construction of Ocean Palms, a 38-story, 240-unit highrise beachfront condominium in Hollywood, Florida, and sales are not included in the foregoing chart. As of December 31, 2003, 184 units were sold at an aggregate sales volume of $142,193,000. In December 2003, the joint venture closed on a $115,000,000 construction loan.

    In 2003, Avatar closed on the sale to Wal-Mart Stores East, L.P. of a 26.09-acre site adjacent to the Poinciana Shopping Center for a 203,622 square-foot super store. In February 2003, Avatar closed on the sale of a 150-acre site to Lowe's Home Improvement Warehouse for a 1.3 million square-foot regional distribution center in the Poinciana Industrial Park.

    During 2003, Avatar acquired 907 acres adjacent to its Solivita community, to be utilized for expansion of Solivita, and closed on an additional acquisition of 606 acres of 2,372 acres under contract in Poinciana.

    In 2003, Avatar called for redemption of its 7% Convertible Subordinated Notes due 2005 at the redemption price of $1,020 per $1,000 principal amount outstanding. The 7% Notes were convertible into common stock at a conversion price of $31.80 per share, or 31,447 shares per $1,000 principal amount of the 7% Notes. Of the $94,429,000 principal amount outstanding, $63,300,000 principal amount were redeemed, and $31,129,000 principal amount were converted into 978,866 shares of common stock. The redemption resulted in the recording of a net pre-tax loss of $1,532,000 in the consolidated statements of operations for 2003.

    On December 30, 2003, Avatar entered into a three-year $100,000,000 line of credit facility secured by real property currently consisting of Crescent Lakes and Cypress Woods in Poinciana, Solivita, Bellalago, Cory Lake Isles and Harbor Islands.

    Avatar's assets at December 31, 2003 totaled $362,719,000, compared to $386,067,000 at December 31, 2002. Stockholders' equity at December 31, 2003 was $263,649,000, compared to $221,592,000 at December 31, 2002.

    At December 31, 2003, there were 9,389,772 shares of Avatar Common Stock outstanding with a book value of $28.08 per share.

    Avatar anticipates that its income from continuing operations before income taxes in 2004 will substantially exceed 2003 results, assuming, among other things, no events causing a general economic decline occur. Avatar also anticipates that during 2004 it will consummate sales of commercial, industrial and other land. Avatar expects that cash flow generated from these sources and external borrowings will enable it to continue to acquire new development opportunities, expand operations at its existing communities and commence development of new projects on properties currently owned and to be acquired.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR.

    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate; the level of immigration and in-migration into the areas in which Avatar conducts real estate activities; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of Avatar's Form 10-K.

                    AVATAR HOLDINGS INC. AND SUBSIDIARIES

    Selected financial data for the years ended December 31, 2003 and 2002
                 (Dollars in thousands except per share data)

                                                        2003           2002

    Revenues                                        $253,008       $190,251

    Income from continuing operations                 $9,909         $5,641
     before income taxes

    Income tax (expense) benefit                      $8,554       ($2,266)

    Income from continuing operations                $18,463         $3,375
     after income tax
    Net income from discontinued                         $--         $2,252
     operations (including gain on disposal)

    Net income                                       $18,463         $5,627

    Net income per share (basic)                       $2.13          $0.64

    Net income per share (diluted)                     $2.11          $0.64

    Total assets                                    $362,719       $386,067

    Total stockholders' equity                      $263,649       $221,592
    Stockholders' equity per share                    $28.08         $25.24

SOURCE  Avatar Holdings Inc.
    -0-                             03/11/2004
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com/
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida
IN:  CST RLT
SU:  ERN